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EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

October 17, 2000





Dear Sir/ Madam:

We have read the 4 paragraphs of Item 4 included in the Form 8-K dated October 17, 2000 of Farmers & Merchants Bancorp to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

ARTHUR ANDERSEN LLP



By /s/ Jeffrey M. Jarczyk

Copy to:
Mr. John R. Olson, Executive Vice President & Chief Financial Officer, Farmers & Merchants Bancorp